EXHIBIT - 3.(i)

                      CERTIFICATE OF AMENDMENT
                                 OF
                   CERTIFICATION OF INCORPORATION

VERSUS TECHNOLOGY, INC., a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

       FIRST: That the Board of Directors of said corporation, by the vote of a majority of the Directors present at a meeting held on January 26, 1996, at which a quorum was present, adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation and directed its consideration by the stockholders:

       RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Article 4, thereof so that, as amended, said Article shall be and read as follows:

       4. Number of Shares. The aggregate number of shares is 50,000,000 shares, par value $.01 per share. The stated value applicable thereto is five hundred thousand dollars ($500,000.00).

       SECOND: That the aforesaid amendment was adopted by the affirmative vote of a majority of the votes cast by all stockholders of said corporation entitled to vote thereon at a meeting of the stockholders of the corporation duly called and held upon notice in accordance with the provisions of Section 222 of the General Corporation Law of the State of Delaware, at which a quorum was present, on May 10, 1996.

       THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

       IN WITNESS WHEREOF, the corporation has caused this certificate to be signed by Gary T. Gaisser, its President, and attested by Debra Boyer, its Secretary, this 3rd day of June, 1996.

                                      VERSUS TECHNOLOGY, INC.

                                      By:
                                         Gary T. Gaisser
ATTEST:

By:
   Debra Boyer